Exhibit 99.1

Skyline Bankshares, Inc. Announces Second Quarter 2025 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, July 28, 2025 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the second quarter of 2025.

As previously announced, the Company acquired Johnson County Bank (“JCB”) on September 1, 2024, with the Company as the surviving corporation. For accounting purposes, the Company is considered the acquiror and JCB is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to September 1, 2024 reflects the operations of the Company prior to the merger.

The Company recorded net income of $3.8 million, or $0.68 per share, for the quarter ended June 30, 2025, compared to net income of $3.6 million, or $0.64 per share, for the first quarter of 2025 and net income of $1.8 million, or $0.33 per share, for the second quarter of 2024. For the six months ended June 30, 2025, net income was $7.4 million, or $1.32 per share, compared to net income of $3.9 million, or $0.70 per share, for the six months ended June 30, 2024. Second quarter 2025 earnings represented an annualized return on average assets (“ROAA”) of 1.21% and an annualized return on average equity (“ROAE”) of 16.01%, compared to 0.69% and 8.81%, respectively, for the same period last year. Excluding merger related expenses of $357 thousand relating to the acquisition of JCB, net income would have been $2.2 million, or $0.39 per share, for the second quarter of 2024. This would represent an annualized ROAA and ROAE of 0.82% and 10.49%, respectively, for the second quarter of 2024. Net interest margin (“NIM”) was 4.27% for the second quarter of 2025, compared to 3.72% for the second quarter of 2024.

President and CEO Blake Edwards stated, “We are very pleased with our results for the second quarter and first half of 2025. Our strong second quarter earnings, as noted above, reflect our long-term strategy of growing the Skyline franchise and creating shareholder value through branching activity, organic growth in our legacy markets, and through acquisitions such as last year’s partnership with Johnson County Bank. Solid balance sheet growth has also been a mark of the first half of 2025 with total assets growing at an annualized rate of over 10% while loans and deposits each grew at an annualized rate of almost 9%. The integration of Johnson County Bank is now complete and I’m proud of our teams and the effort they put forth to make this combination as seamless as possible for everyone involved.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million.

●	Net income was $3.8 million, or $0.68 per share, for the second quarter of 2025, compared to $1.8 million, or $0.33 per share, for the second quarter of 2024.
●	NIM was 4.27% for the second quarter of 2025, compared to 4.15% in the first quarter of 2025, and 3.72% in the second quarter of 2024.
●

Total assets increased $65.2 million, or 5.36%, to $1.28 billion at June 30, 2025 from $1.22 billion at December 31, 2024, and increased by $218.4 million, or 20.52%, from $1.06 billion a year earlier.

●

Net loans were $1.02 billion at June 30, 2025, an increase of $42.7 million, or 4.38%, when compared to $976.4 million at December 31, 2024, and increased $192.4 million when compared to $826.7 million at June 30, 2024.

●

Total deposits were $1.14 billion at June 30, 2025, an increase of $47.8 million, or 4.38%, from $1.09 billion at December 31, 2024, and an increase of $191.9 million from $948.1 million at June 30, 2024.

●	Book value increased from $15.69 per share at December 31, 2024 to $17.31 per share at June 30, 2025.

Second Quarter, First Half of 2025 Income Statement Review

Net interest income after provision for credit losses in the second quarter of 2025 was $12.2 million, compared to $9.0 million in the second quarter of 2024, reflecting an increase in the provision for credit losses of $213 thousand in the quarterly comparison. Total interest income was $16.3 million in the second quarter of 2025, representing an increase of $3.9 million in comparison to the $12.4 million in the second quarter of 2024. Interest income on loans increased in the quarterly comparison by $3.8 million, primarily due to organic loan growth, and the addition of loan balances from the JCB acquisition. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $481 thousand in the quarterly comparison, as a result of rate increases on deposit offerings, and the additional interest-bearing deposits from the JCB acquisition. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits may result in continued increases in rates on deposit offerings, especially on time deposits. Interest on borrowings increased by $26 thousand.

For the first half of 2025, net interest income after provision for credit losses was $23.7 million compared to $17.8 million for the first half of 2024. Interest income increased by $7.4 million, primarily due to an increase of $7.4 million in interest income on loans. Interest expense on deposits increased by $1.1 million for the six months ended June 30, 2025 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits along with the additional interest-bearing deposits from the JCB acquisition. Interest on borrowings increased by $15 thousand in the six-month comparison, due to short-term borrowings to help fund loan growth.

Second quarter 2025 noninterest income was $1.9 million compared with $1.7 million in the second quarter of 2024. The increase of $231 thousand in the quarter over quarter comparison was primarily due to an increase in service charges and fees of $169 thousand and an increase of $36 thousand in mortgage origination fees.

For the six months ended June 30, 2025 and 2024, noninterest income was $3.7 million and $3.4 million, respectively. Included in noninterest income for the first six months of 2025 was $60 thousand from life insurance contracts. Included in noninterest income for the first six months of 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Excluding these items, noninterest income increased by $338 thousand in the year over year comparison, primarily because of an increase in service charges and fees of $269 thousand and an increase of $57 thousand in the cash value of life insurance.

Noninterest expense in the second quarter of 2025 was $9.2 million compared with $8.4 million in the second quarter of 2024, an increase of $838 thousand, or 10.00%. Salary and benefits increased by $502 thousand in the quarterly comparison due to the increase in employees resulting from the JCB acquisition, combined with routine personnel additions and salary adjustments, as well as increased benefit costs. Data processing increased by $187 thousand in the quarterly comparisons primarily due to the JCB acquisition. FDIC assessments increased by $94 thousand due to increased deposit levels from the JCB acquisition and organic deposit growth. Core deposit intangible amortization increased by $129 thousand in the quarterly comparison as a result of the JCB acquisition.

For the six-month period ended June 30, 2025, total noninterest expenses increased by $1.7 million compared to the same period in 2024, primarily due to employee costs and costs increases associated with the JCB acquisition discussed above. Salary and benefit cost increased by $681 thousand. Occupancy and equipment expenses increased by $80 thousand, and data processing increased by $386 thousand from the first six months of 2024 to 2025. FDIC assessments increased by $196 thousand and the core deposit intangible amortization increased by $261 thousand. Merger related expenses related to the acquisition of Johnson County Bank were $357 thousand for the first six months of 2024.

Net income before taxes increased by $2.5 million in the quarterly comparison, causing a increase in income tax expense of $550 thousand. In the six-month comparison, net income before taxes increased by $4.5 million, resulting in an increase in income tax expense of $999 thousand.

Balance Sheet Review

Total assets increased in the second quarter of 2025 by $31.4 million, or 2.50%, to $1.28 billion at June 30, 2025 from $1.25 billion at March 31, 2025, and increased by $65.2 million, or 5.36%, from $1.22 billion at December 31, 2024. Total assets increased by $218.4 million, or 20.52%, when compared to $1.06 billion at June 30, 2024. The increase in total assets during the quarter can be primarily attributed to the loan growth of $27.2 million and deposit growth of $25.6 million during the quarter.

Total loans increased during the second quarter by $27.2 million, or 2.72%, to $1.03 billion at June 30, 2025 from $1.0 billion at March 31, 2025, and increased by $43.1 million, or 4.38%, compared to $984.5 million at December 31, 2024. Total loans increased by $193.9 million, or 23.26%, when compared to $833.6 million at June 30, 2024. Core loan growth during the second quarter of 2025 was at an annualized rate of 10.95%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.20% at June 30, 2025 compared to 0.26% at December 31, 2024. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of June 30, 2025 and December 31, 2024, respectively.

Investment securities decreased by $4.0 million during the second quarter to $114.5 million at June 30, 2025 from $118.5 million at March 31, 2025, and decreased by $3.8 million from $118.3 million at December 31, 2024. Investment securities decreased by $6.2 million, when compared to $120.7 million at June 30, 2024. The decrease in the second quarter of 2025 was the result of $4.0 million in maturities, $1.4 million in paydowns, and an decrease in unrealized losses of $1.4 million.

Total deposits increased in the second quarter of 2025 by $25.6 million, or 2.30%, to $1.14 billion at June 30, 2025 from $1.11 billion at March 31, 2025, and increased $47.8 million, or 4.38%, compared to $1.09 billion at December 31, 2024. When compared to $948.1 million at June 30, 2024, total deposits increased by $191.9 million, or 20.24%. Noninterest bearing deposits increased by $2.1 million and interest-bearing deposits increased by $23.5 million during the quarter. Lower cost interest bearing deposits increased by $3.8 million during the quarter, and time deposits increased by $19.7 million, as customers continue to look for higher returns on their deposits.

Total stockholders’ equity increased by $4.9 million, or 5.31%, to $97.9 million at June 30, 2025, from $92.9 million three months earlier, and increased $9.2 million, or 10.36%, from $88.7 million at December 31, 2024. Total stockholders’ equity increased by $13.3 million, or 15.79%, when compared to $84.5 million at June 30, 2024. The change during the quarter was due to earnings of $3.8 million and $1.1 million in other comprehensive income during the quarter. Book value increased from $15.69 per share at December 31, 2024 to $17.31 per share at June 30, 2025.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; disruptions to customer and employee relationships and business operations caused by the Johnson County Bank acquisition; the ability to achieve the cost savings and synergies contemplated by the acquisition within the expected timeframe, or at all; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2024. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2025)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

June 30, 2025; March 31, 2025; December 31, 2024; June 30, 2024

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2025	2025	2024	2024
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$21,420	$21,298	$17,889	$17,983
Interest-bearing deposits with banks	22,738	16,130	1,562	12,071
Federal funds sold	516	456	-	402
Investment securities available for sale	114,460	118,483	118,287	120,694
Restricted equity securities	5,139	4,993	4,034	3,372
Loans	1,027,533	1,000,332	984,459	833,614
Allowance for credit losses	(8,374)	(8,160)	(8,027)	(6,870)
Net loans	1,019,159	992,172	976,432	826,744
Cash value of life insurance	26,829	26,649	26,743	22,697
Other real estate owned	-	140	140	-
Properties and equipment, net	37,190	35,342	34,663	31,932
Accrued interest receivable	4,234	4,009	4,013	3,676
Core deposit intangible	3,395	3,603	3,815	758
Goodwill	7,900	7,900	7,900	3,257
Deferred tax assets, net	4,680	5,060	5,593	5,285
Other assets	15,188	15,263	16,528	15,557
Total assets	$1,282,848	$1,251,498	$1,217,599	$1,064,428

Liabilities
Deposits
Noninterest-bearing	$352,550	$350,451	$337,918	$296,880
Interest-bearing	787,449	763,936	754,285	651,227
Total deposits	1,139,999	1,114,387	1,092,203	948,107

Borrowings	37,500	37,026	29,254	25,000
Accrued interest payable	614	699	950	655
Other liabilities	6,883	6,465	6,524	6,157
Total liabilities	1,184,996	1,158,577	1,128,931	979,919

Stockholders’ Equity
Common stock and surplus	33,607	33,556	33,507	33,213
Retained earnings	79,675	75,874	73,714	71,452
Accumulated other comprehensive loss	(15,430)	(16,509)	(18,553)	(20,156)
Total stockholders’ equity	97,852	92,921	88,668	84,509
Total liabilities and stockholders’ equity	$1,282,848	$1,251,498	$1,217,599	$1,064,428
Book value per share	$17.31	$16.44	$15.69	$15.01
Tangible book value per share(1)	$15.32	$14.41	$13.62	$14.30

Asset Quality Indicators
Nonperforming assets to total assets	0.16%	0.19%	0.22%	0.15%
Nonperforming loans to total loans	0.20%	0.22%	0.26%	0.19%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	408.09%	367.90%	313.19%	430.72%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$15,367	$14,721	$11,527	$30,088	$22,674
Interest-bearing deposits in banks	126	47	84	173	148
Federal funds sold	5	2	4	7	8
Interest on securities	653	682	708	1,335	1,442
Dividends	113	32	77	145	114
	16,264	15,484	12,400	31,748	24,386
Interest expense
Deposits	3,441	3,335	2,960	6,776	5,642
Interest on borrowings	363	426	337	789	774
	3,804	3,761	3,297	7,565	6,416
Net interest income	12,460	11,723	9,103	24,183	17,970

Provision for credit losses	284	178	71	462	164
Net interest income after
Provision for credit losses	12,176	11,545	9,032	23,721	17,806

Noninterest income
Service charges on deposit accounts	606	584	544	1,190	1,095
Other service charges and fees	1,016	916	909	1,932	1,758
Net realized losses on securities	-	-	-	-	(141)
Mortgage origination fees	82	35	46	117	101
Increase in cash value of life insurance	180	174	151	354	297
Life insurance income	-	60	3	60	221
Other income	17	17	17	34	38
	1,901	1,786	1,670	3,687	3,369
Noninterest expenses
Salaries and employee benefits	4,850	4,500	4,348	9,350	8,669
Occupancy and equipment	1,405	1,479	1,393	2,884	2,804
Data processing expense	873	848	686	1,721	1,335
FDIC Assessments	238	246	144	484	288
Advertising	250	244	240	494	457
Bank franchise tax	132	132	99	264	198
Director fees	102	93	68	195	126
Professional fees	248	302	171	550	392
Telephone expense	118	124	129	242	236
Core deposit intangible amortization	208	212	79	420	159
Merger related expenses	-	-	357	-	357
Other expense	796	683	668	1,479	1,337
	9,220	8,863	8,382	18,083	16,358
Net income before income taxes	4,857	4,468	2,320	9,325	4,817

Income tax expense	1,056	895	506	1,951	952
Net income	$3,801	$3,573	$1,814	$7,374	$3,865

Net income per share	$0.68	$0.64	$0.33	$1.32	$0.70
Weighted average shares outstanding	5,584,704	5,584,704	5,553,579	5,584,704	5,559,074
Dividends declared per share	$0.00	$0.25	$0.00	$0.25	$0.23

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2025	2025	2024	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$97,852	$92,921	$88,668	$84,509
Less: Goodwill	(7,900)	(7,900)	(7,900)	(3,257)
Less: Core deposit intangible	(3,395)	(3,603)	(3,815)	(758)
Tangible common equity (non-GAAP)	$86,557	$81,418	$76,953	$80,494
Common stock shares outstanding	5,651,704	5,651,704	5,651,704	5,629,204
Tangible book value per share	$15.32	$14.41	$13.62	$14.30